Exhibit 99.1

CANTERBURY PARK ADDS TWO MEMBERS TO BOARD OF DIRECTORS

Peter Ahn and Damon Schramm Bring Extensive

Corporate Governance and Gaming Experience to Company

Appointments Increase Size of Board of Directors to Seven Members

Shakopee, MN – October 6, 2022 – Canterbury Park Holding Corporation (NASDAQ: CPHC) (“Canterbury Park” or the “Company”) announced today that Peter Ahn and Damon Schramm have been appointed to the Company’s Board of Directors, effective October 5, 2022. The appointment of Mr. Ahn and Mr. Schramm to Canterbury Park’s Board of Directors increases the size of the Board to seven members, six of whom are considered independent directors under NASDAQ rules. Mr. Ahn will serve on the Board’s Audit Committee. Mr. Schramm will serve on the Board’s Compensation Committee.

Peter Ahn currently serves as Chief Financial Officer of Hemisphere Companies, a private investment firm he co-founded in 2001. Hemisphere invests across a variety of industries, including restaurants, casinos, entertainment, and retail, among others, managing the entire lifecycle of its portfolio companies from creation to sale. Prior to establishing Hemisphere Companies, he served as an investment banker with Dain Rauscher (now part of RBC Capital Markets) and Jefferies and Co., with a primary focus on the casino industry. Mr. Ahn brings to Canterbury Park extensive governance experience, having served on the boards of directors for each of Hemisphere’s companies. He also served on the boards at Macalester College, the Blake School and the Lake Country School, all of which are located in Minneapolis and St. Paul. He holds a BA in Economics from Macalester College and an MBA in Strategic Management from the University of Minnesota.

Damon Schramm currently serves as Vice President of Legal for Togetherwork where he oversees all the private technology company’s legal affairs, advising business partners and executives on corporate transactions, mergers and acquisitions, compliance, data privacy, and employment matters. Prior to Togetherwork, Mr. Schramm was General Counsel for KASA Holdings, a private equity and holding company operating across the internet, technology and e-commerce sectors. In that role, he provided guidance on mergers and acquisitions, investments, contracts, due diligence and corporate development. He also practiced corporate and gaming law at Lathrop GPM and served as Chief Legal Officer and Secretary for Waitr Inc. and BiteSquad.com, LLC (a public technology company), as well as Senior Vice President, General Counsel and Secretary for Evine Live (a public digital and media company), and Vice President, General Counsel and Secretary for Lakes Entertainment (a public casino gaming company). Mr. Schramm brings to Canterbury Park gaming industry experience as well as mergers & acquisitions, corporate governance, and legal expertise, having served as corporate secretary for three public companies. He has served as an adjunct professor and lecturer in business law. He holds a BA from the University of Minnesota – Duluth and a JD from William Mitchell College of Law. He is working towards a Masters of Law in Securities and Financial Regulation from Georgetown University Law Center.

Randy Sampson, Executive Chairman of the Board, President, and Chief Executive Officer of Canterbury Park, commented on Mr. Ahn’s and Mr. Schramm’s appointments, “We are delighted to welcome Peter Ahn and Damon Schramm to the Board of Directors of Canterbury Park. Collectively, they bring to our Company extensive gaming industry knowledge and corporate governance expertise which we believe make them ideal members of our expanded Board. We look forward to benefiting from their counsel and expertise as we continue to grow our Card Casino and racing businesses while further unlocking shareholder value through the ongoing development of Canterbury Commons. In addition, as we continue to review potential growth opportunities in the gaming and entertainment sectors, Peter and Damon will bring informed perspectives which will serve our shareholders well.”

About Canterbury Park

Canterbury Park Holding Corporation (Nasdaq: CPHC) owns and operates Canterbury Park Racetrack and Card Casino in Shakopee, Minnesota, the only thoroughbred and quarter horse racing facility in the State. The Company generally offers live racing from May to December. The Card Casino hosts card games 24 hours a day, seven days a week, dealing both poker and table games. The Company also conducts year-round wagering on simulcast horse racing and hosts a variety of other entertainment and special events at its Shakopee facility. The Company is also pursuing a strategy to enhance shareholder value by the ongoing development of approximately 140 acres of underutilized land surrounding the Racetrack that was originally designated for a project known as Canterbury Commons™. The Company is pursuing several mixed-use development opportunities for the remaining underutilized land, directly and through joint ventures. For more information about the Company, please visit www.canterburypark.com.

Cautionary Statement

From time to time, in press releases and in other communications to shareholders or the investing public, Canterbury Park Holding Corporation may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans based on management's beliefs and assumptions. These forward-looking statements are typically preceded by the words such as "believes," "expects," "anticipates," "intends" or similar expressions. Shareholders and the investing public should understand that these forward-looking statements are subject to risks and uncertainties, including those disclosed in our periodic filings with the Securities and Exchange Commission, which could cause actual performance, activities, future dividends or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements when made.

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Investor Contacts:

Randy Dehmer Senior Vice President and Chief Financial Officer Canterbury Park Holding Corporation	Richard Land, Jim Leahy JCIR 212-835-8500 or cphc@jcir.com

952-233-4828 or investorrelations@canterburypark.com

Media Contact:

Jeff Maday

Media Relations Manager

Canterbury Park Holding Corporation

952-292-7524 or jmaday@canterburypark.com